Exhibit 4.9

DIGIHOST TECHNOLOGY INC.

(the “Company”)

STOCK OPTION PLAN

1.	PURPOSE OF THE PLAN

The Company hereby establishes a stock option plan for directors, senior officers, Employees, Management Company Employees and Consultants (as such terms are defined below) of the Company and its subsidiaries (collectively “Eligible Persons”), to be known as the “Stock Option Plan” (the “Plan”). The purpose of the Plan is to give to Eligible Persons, as additional compensation, the opportunity to participate in the success of the Company by granting to such individuals options, exercisable over periods of up to ten (10) years as determined by the board of directors of the Company, to buy shares of the Company at a price not less than the Market Value prevailing on the date the option is granted less applicable discount, if any, permitted by the policies of the Exchanges and approved by the Board. Special provisions applicable to U.S. Taxpayers (as defined in Schedule “B” attached hereto) may be found in Schedule “B”.

2.	DEFINITIONS

In this Plan, the following terms shall have the following meanings (special definitions applicable to U.S. Taxpayers may be found in Schedule “B” attached hereto):

2.1	“Blackout Period” means an interval of time during which the Company has formally imposed a prohibition on one or more Eligible Persons whereby they are to refrain from trading, exercising, redeeming or settling any securities of the Company because they may be in possession of publicly undisclosed confidential information pertaining to the Company.

2.2	“Board” means the Board of Directors of the Company.

2.3	“Change of Control” means the acquisition by any person or by any person and all Joint Actors, whether directly or indirectly, of voting securities (as defined in the Securities Act) of the Company, which, when added to all other voting securities of the Company at the time held by such person or by such person and a Joint Actor, totals for the first time not less than fifty percent (50%) of the outstanding voting securities of the Company or the votes attached to those securities are sufficient, if exercised, to elect a majority of the Board.

2.4	“Committee” means a committee of the Board in accordance with this Plan or if no such committee is appointed, the Board itself.

2.5	“Company” means Digihost Technology Inc. and its successors.

2.6	“Consultant” means, in relation to the Company, an individual (other than a director, officer or Employee of the Company or of any of its subsidiaries) that:

(a)	is engaged to provide on an ongoing bona fide basis, consulting, technical, management or other services to the Company or to any of its subsidiaries, other than services provided in relation to a Distribution (as defined in the Securities Act);

(b)	provides the services under a written contract between the Company or any of its subsidiaries and the individual, as the case may be;

(c)	in the reasonable opinion of the Company, spends or will spend a significant amount of time and attention on the affairs and business of the Company or of any of its subsidiaries; and

(d)	shall only include those persons who may participate in an “Employee Benefit Plan” as set forth in Rule 405 of the United States Securities Act of 1933, as amended.

2.7	“Disability” means any disability with respect to an Optionee which the Board, in its sole and unfettered discretion, considers likely to prevent permanently the Optionee from:

(a)	being employed or engaged by the Company, its subsidiaries or another employer, in a position the same as or similar to that in which he was last employed or engaged by the Company or its subsidiaries; or

(b)	acting as a director or officer of the Company or its subsidiaries.

2.8	“Disinterested Shareholder Approval” means a majority of the votes attaching to shares voted at a meeting of shareholders of the Company, excluding the votes attaching to shares held by persons with an interest in the subject matter of the resolution, in accordance with Exchange Policies.

2.9	“Eligible Persons” has the meaning given to that term in section 1 hereof.

2.10	“Employee” means an “Employee” as defined in the Exchange Policies.

2.11	“Exchange Policies” means the policies included in the TSX Venture Exchange Corporate Finance Manual or the TSX Company Manual, as applicable to the Company from time to time, and “Exchange Policy” means any one of them.

2.12	“Exchanges” means the TSX Venture Exchange or the Toronto Stock Exchange, being the stock exchange on which the Shares may be listed from time to time and, if applicable, any other stock exchange on which the Shares are listed.

2.13	“Expiry Date” means the date set by the Board under section 3.1 hereof, as the last date on which an Option may be exercised.

2.14	“Grant Date” means the date specified in an Option Agreement as the date on which an Option is granted.

2.15	“Insider” means an “Insider” as defined in the Exchange Policies.

2.16	“Investor Relations Activities” means “Investor Relations Activities” as defined in the Exchange Policies.

2.17	“Joint Actor” means a person “acting jointly or in concert” with another person as that phrase is interpreted in Multilateral Instrument 62-104 Take-Over Bids and Issuer Bids.

2.18	“Management Company Employee” means an individual employed by a company providing management services to the Company, which services are required for the ongoing successful operation of the business enterprise of the Company.

2.19	“Market Value” means the market value of the Shares as determined in accordance with section 3.2.

2.20	“Net Exercise” has the meaning given to that term in section 4.2.

2.21	“Option” means an option to purchase Shares granted pursuant to this Plan.

2.22	“Option Agreement” means an agreement, in the form attached hereto as Schedule “A”, whereby the Company grants to an Optionee an Option.

2.23	“Optionee” means each of the Eligible Persons granted an Option pursuant to this Plan and their heirs, executors and administrators.

2.24	“Option Price” means the price per Share specified in an Option Agreement, as adjusted from time to time in accordance with the provisions of section 5.

2.25	“Option Shares” means the aggregate number of Shares which an Optionee may purchase under an Option.

2.26	“Plan” means this Stock Option Plan.

2.27	“Regulatory Approvals” means any necessary approvals of the Regulatory Authorities as may be required from time to time for the implementation, operation or amendment of this Plan or the Options granted from time to time hereunder.

2.28	“Regulatory Authorities” means all organized trading facilities on which the Shares are listed, and all securities commissions or similar securities regulatory bodies having jurisdiction over the Company, this Plan or the Options granted from time to time hereunder.

2.29	“Shares” means the subordinate voting shares in the capital of the Company as constituted on the Grant Date provided that, in the event of any adjustment pursuant to section 5, “Shares” shall thereafter mean the shares or other property resulting from the events giving rise to the adjustment.

2.30	“Securities Act” means the Securities Act, R.S.B.C. 1996, c. 418, as amended, as at the date hereof.

2.31	“TSX” means the Toronto Stock Exchange.

2.32	“TSXV” means the TSX Venture Exchange.

2.33	“Unissued Option Shares” means the number of Shares, at a particular time, which have been reserved for issuance upon the exercise of an Option but which have not been issued, as adjusted from time to time in accordance with the provisions of section 5, such adjustments to be cumulative.

2.34	“Vested” means that an Option has become exercisable in respect of a number of Option Shares by the Optionee pursuant to the terms of the Option Agreement.

2.35	“VWAP” means volume weighted average trading price of the Shares on the Exchange calculated by dividing the total value by the total volume of such securities traded for the five (5) trading days immediately preceding the exercise of the subject Option.

3.	GRANT OF OPTIONS

3.1	Option Terms

The Board may from time to time authorize the issue of Options to Eligible Persons. The Expiry Date for each Option shall be set by the Board at the time of issue of the Option and shall not be more than ten (10) years after the Grant Date, subject to the operation of section 4.5. Options shall not be assignable (or transferable) by the Optionee. Special provisions applicable to U.S. Taxpayers may be found in Schedule “B” attached hereto.

3.2	Price of Option

The Option Price at which an Optionee may purchase a Share upon the exercise of an Option shall be determined by the Committee and shall be set out in the Option Agreement issued in respect of the Option. The Option Price shall not be less than the Market Value of the Shares as of the Grant Date. The “Market Value” of the Shares for a particular Grant Date shall be determined as follows:

(a)	for each organized trading facility on which the Shares are listed, Market Value will be the closing trading price of the Shares on the day immediately preceding the Grant Date, and may be less than this price if it is within the discounts permitted by the applicable Regulatory Authorities;

(b)	if the Company’s Shares are listed on more than one organized trading facility, the Market Value shall be the Market Value as determined in accordance with section 2.2(a) above for the primary organized trading facility on which the Shares are listed, as determined by the Committee, subject to any adjustments as may be required to secure all necessary Regulatory Approvals;

(c)	if the Company’s Shares are listed on one or more organized trading facilities but have not traded during the ten trading days immediately preceding the Grant Date, then the Market Value will be, subject to any adjustments as may be required to secure all necessary Regulatory Approvals, such value as is determined by the Committee; and

(d)	if the Company’s Shares are not listed on any organized trading facility, then the Market Value will be, subject to any adjustments as may be required to secure all necessary Regulatory Approvals, such value as is determined by the Committee to be the fair value of the Shares, taking into consideration all factors that the Committee deems appropriate, including, without limitation, recent sale and offer prices of the Shares in private transactions negotiated at arms’ length.

Notwithstanding anything else contained herein, in no case will the Market Value be less than the minimum prescribed by each of the organized trading facilities that would apply to the Company on the Grant Date in question. Special provisions applicable to U.S. Taxpayers may be found in Schedule “B” attached hereto.

3.3	Previously Granted Options

In the event that on the date this Plan is implemented and effective (the “Effective Date”) there are outstanding stock options (the “Pre-Existing Options”) that were previously granted by the Company pursuant to any stock option plan in place prior to the Effective Date (a “Pre-Existing Plan”), all such Pre- Existing Options shall, effective as of the Effective Date, be governed by and subject to the terms of the Plan.

3.4	Limits on Shares Issuable on Exercise of Options

At the time of grant of any Option, the aggregate number of Shares reserved for issuance under the Plan which may be made subject to Options at any time and from time to time (including those issuable upon the exercise of Pre-Existing Options) shall not exceed 10% of the total number of issued and outstanding Shares, on a non-diluted basis, as constituted on the Grant Date of such Option. Special provisions applicable to U.S. Taxpayers may be found in Schedule “B” attached hereto.

The following additional limitations apply to the number of Shares which may be issuable under the Plan and all of the Company’s other previously established or proposed share compensation arrangements:

(a)	The aggregate number of Shares issuable under this Plan in respect of Options shall not exceed 10% of the issued and outstanding Shares at any point in time;

(b)	Unless disinterested shareholder approval is obtained, pursuant to the rules and policies of the Exchange, the aggregate number of Shares for which Options may be granted to any one Eligible Person under this Plan and together with all other security-based compensation arrangements of the Company in any twelve (12) month period shall not exceed five (5%) percent of the issued and outstanding Shares, calculated as of the Grant Date;

(c)	The aggregate number of Shares for which Options may be granted to any one Consultant in a twelve (12) month period under this Plan and together with all other security-based compensation arrangements of the Company shall not exceed two (2%) percent of the issued and outstanding Shares, calculated as of the Grant Date;

(d)	So long as it may be required by the rules and policies of the Exchange, the total number of Option Shares issuable to Eligible Persons performing Investor Relations Activities shall not exceed two (2%) percent of the issued and outstanding Shares in any twelve (12) month period;

(e)	All Options granted to Eligible Persons retained to perform Investor Relations Activities will vest and become exercisable in stages over a period of not less than twelve (12) months, with no more than one-quarter (1/4) of such Options vesting and becoming exercisable in any three (3) month period;

(f)	If required by the policies of the Exchange, the Exchange Hold Period (as defined in the policies of the Exchange) will be applied to Shares issuable under this Plan and any certificate(s) representing those Shares will include a legend stipulating that the Shares issued are subject to a four-month Exchange Hold Period commencing from the Grant Date;

(g)	Unless disinterested shareholder approval is obtained, the maximum aggregate number of Shares for which Options may be granted to Insiders (as a group) under this Plan and together with Shares issuable under all other security-based compensation arrangements of the Company shall not exceed 10% of the issued and outstanding Shares of the Company at any point in time; and

(h)	Unless disinterested shareholder approval is obtained, the maximum aggregate number of Shares for which Options may be granted to Insiders (as a group) in any twelve (12) month period under this Plan and together with Shares issuable under all other security-based compensation arrangements of the Company, shall not exceed 10% of the issued and outstanding Shares, calculated as of the Grant Date.

3.5	Option Agreements

Each Option shall be confirmed by the execution of an Option Agreement. Each Optionee shall have the option to purchase from the Company the Option Shares at the time and in the manner set out in the Plan and in the Option Agreement applicable to that Optionee. In respect of Options granted to directors, officers, Employees, Consultants or Management Company Employees, the Company is representing herein and in the applicable Option Agreement that the Optionee is a bona fide director, officer, Employee, Consultant or Management Company Employee, as the case may be, of the Company or its subsidiary. The execution of an Option Agreement shall constitute conclusive evidence that it has been completed in compliance with this Plan.

4.	EXERCISE OF OPTIONS

4.1	When Options May be Exercised

Subject to sections 4.3, 4.4 and 4.5, an Option may be exercised to purchase any number of Option Shares up to the number of Vested Unissued Option Shares at any time after the Grant Date up to 4:00 p.m. Pacific Time on the Expiry Date and shall not be exercisable thereafter. If required by applicable policies of the Exchange, an option agreement entered into with an Optionee shall be legended with the Exchange Hold Period which shall be in addition to such other restrictions as may apply under applicable securities laws and imposed by any Regulatory Authorities. If applicable, the Exchange Hold Period will apply to: (i) all Options and Option Shares issued to directors, officers and promoters of the Company and holders of 10% or more of voting shares of the Company; (ii) any Option Shares issued at a discount of more than 10% to Market Value; and (iii) any Options granted with an exercise price of less than Market Value.

4.2	Manner of Exercise

The Option shall be exercisable by delivering to the Company a notice specifying the number of Option Shares in respect of which the Option is exercised together with payment in full of the Option Price for each such Option Share. Upon notice and payment there will be a binding contract for the issue of the Option Shares in respect of which the Option is exercised, upon and subject to the provisions of the Plan. Delivery of the Optionee’s cheque payable to the Company in the amount of the Option Price shall constitute payment of the Option Price unless the cheque is not honoured upon presentation in which case the Option shall not have been validly exercised.

Notwithstanding the foregoing, in lieu of the exercise price of each Share underlying an Option being paid in cash, the Option may be exercised, except Options granted to persons performing Investor Relations Activities, at the discretion of the Optionee and only with the written permission of the Board and as permitted by the policies of the Exchange, by a “Net Exercise” whereby the Optionee will receive only the number of Shares underlying the Option that is the equal to the quotient obtained by dividing:

(a)	the product of the number of Options being exercised multiplied by the difference between the VWAP of the underlying Shares and the exercise price of the subject Options; by

(b)	the VWAP of the underlying Shares.

In the event of a Net Exercise, the number of Options exercised, surrendered or converted, and not the number of Shares actually issued, must be included in calculating the limits set forth in section 3.4 of the Plan, and must otherwise comply with the rules of the Exchange. Special provisions applicable to U.S. Taxpayers may be found in Schedule “B” attached hereto.

4.3	Vesting of Option Shares

The Board, subject to the policies of the Exchanges, may determine and impose terms upon which each Option shall become Vested in respect of Option Shares. Unless otherwise specified by the Board at the time of granting an Option, and subject to the other limits on Option grants set out in section 3.4 hereof, all Options granted under the Plan shall vest and become exercisable in full upon grant, except Options granted to Consultants performing Investor Relations Activities, which Options must vest in stages over twelve months with no more than one-quarter of the Options vesting in any three month period. Notwithstanding the foregoing, in the event that a Pre-Existing Plan imposed vesting requirements on a Pre-Existing Option, such vesting requirements must be satisfied before any such Pre-Existing Options shall become Vested.

4.4	Termination of Employment

If an Optionee ceases to be an Eligible Person, his or her Option shall be exercisable as follows:

(a)	Death or Disability

If the Optionee ceases to be an Eligible Person, due to his or her death or Disability or, in the case of an Optionee that is a company, the death or Disability of the person who provides management or consulting services to the Company or to any entity controlled by the Company, the Option then held by the Optionee shall be exercisable to acquire Vested Unissued Option Shares at any time up to but not after the earlier of:

(i)	365 days after the date of death or Disability; and

(ii)	the Expiry Date.

(b)	Termination For Cause

If the Optionee ceases to be an Eligible Person as a result of “termination for cause” of such Optionee by the Company or its subsidiary (or in the case of an Optionee who is a Management Company Employee or Consultant, by the Optionee’s employer), as that term is interpreted by the courts of the jurisdiction in which the Optionee is employed or engaged, any outstanding Option held by such Optionee on the date of such termination, whether in respect of Option Shares that are Vested or not, shall be cancelled as of that date.

(c)	Early Retirement, Voluntary Resignation or Termination Other than For Cause

If the Optionee or, in the case of a Management Company Employee, the Optionee’s employer, ceases to be an Eligible Person due to his or her retirement at the request of his or her employer earlier than the normal retirement date under the Company’s retirement policy then in force, or due to his or her termination by the Company other than for cause, or due to his or her voluntary resignation, the Option then held by the Optionee shall be exercisable to acquire Unissued Option Shares at any time up to but not after the earlier of the Expiry Date and the date which is 90 days (30 days if the Optionee was engaged in Investor Relations Activities) after the Optionee or, in the case of a Management Company Employee, the Optionee’s employer, ceases to be an Eligible Person. Notwithstanding the foregoing, the Board of Directors of the Company may, in its sole discretion if it determines such is in the best interests of the Company, extend this 90 day termination date to a later date within a reasonable period not exceeding the earlier of the Expiry Date and to one year in accordance with the Exchange Policies.

(d)	Spin-Out Transactions

If pursuant to the operation of subsection 5.3(c) and following any required Regulatory Approvals an Optionee receives options (the “New Options”) to purchase securities of another company (the “New Company”) in respect of the Optionee’s Options (the “Subject Options”), the New Options shall expire on the earlier of: (i) the Expiry Date of the Subject Options; (ii) if the Optionee does not become an Eligible Person in respect of the New Company, the date that the Subject Options expire pursuant to subsection 4.4(a), (b) or (c), as applicable; (iii) if the Optionee becomes an Eligible Person in respect of the New Company, the date that the New Options expire pursuant to the terms of the New Company’s stock option plan that correspond to subsections 4.4(a), (b) or (c) hereof; and (iv) the date that is one (1) year after the Optionee ceases to be an Eligible Person in respect of the New Company or such shorter period as determined by the Board.

For purposes of this section 4.4, the dates of death, Disability, termination, retirement, voluntary resignation, ceasing to be an Eligible Person and incapacity shall be interpreted to be without regard to any period of notice (statutory or otherwise) or whether the Optionee or his or her estate continues thereafter to receive any compensatory payments from the Company or is paid salary by the Company in lieu of notice of termination.

For greater certainty, an Option that had not become Vested in respect of certain Unissued Option Shares at the time that the relevant event referred to in this section 4.4 occurred, shall not be or become vested or exercisable in respect of such Unissued Option Shares and shall be cancelled. Special provisions applicable to U.S. Taxpayers may be found in Schedule “B” attached hereto.

4.5	Extension of Expiry Date During Black-Out Period

If the Expiry Date in respect of any Option occurs during a Blackout Period, the Expiry Date of the Option shall be automatically extended to the date that is ten (10) trading days following the end of such Blackout Period (the “Extension Period”); provided that if an additional Blackout Period is subsequently imposed by the Company during the Extension Period, then such Extension Period shall be deemed to commence following the end of such additional Blackout Period to enable the exercise of such Options within ten (10) trading days following the end of the last imposed Blackout Period.

4.6	Effect of a Take-Over Bid

If a bona fide offer (an “Offer”) for Shares is made to the Optionee or to shareholders of the Company generally or to a class of shareholders which includes the Optionee, which Offer, if accepted in whole or in part, would result in the offeror becoming a control person of the Company, within the meaning of Subsection 1(1) of the Securities Act, the Company shall, immediately upon receipt of notice of the Offer, notify each Optionee of full particulars of the Offer, whereupon (subject to the approval of the Exchanges) all Option Shares subject to such Option will become Vested and the Option may be exercised in whole or in part by the Optionee so as to permit the Optionee to tender the Option Shares received upon such exercise, pursuant to the Offer. However, if:

(a)	the Offer is not completed within the time specified therein; or

(b)	all of the Option Shares tendered by the Optionee pursuant to the Offer are not taken up or paid for by the offeror in respect thereof,

then the Option Shares received upon such exercise, or in the case of subsection (b) above, the Option Shares that are not taken up and paid for, may be returned by the Optionee to the Company and reinstated as authorized but unissued Shares and with respect to such returned Option Shares, the Option shall be reinstated as if it had not been exercised and the terms upon which such Option Shares were to become Vested pursuant to section 4.3 shall be reinstated. If any Option Shares are returned to the Company under this section 4.6, the Company shall immediately refund the exercise price to the Optionee for such Option Shares.

4.7	Acceleration of Expiry Date

If at any time when an Option granted under the Plan remains unexercised with respect to any Unissued Option Shares, an Offer is made by an offeror, the Board may, upon notifying each Optionee of full particulars of the Offer, declare all Option Shares issuable upon the exercise of Options granted under the Plan, Vested, and declare that the Expiry Date for the exercise of all unexercised Options granted under the Plan is accelerated so that all Options will either be exercised or will expire prior to the date upon which Shares must be tendered pursuant to the Offer, provided that any accelerated vesting of Options granted to Consultants performing Investor Relations Activities shall be subject to the prior written approval of the Exchanges and must vest in accordance with section 3.4(e) of the Plan. The Board shall give each Optionee as much notice as possible of the acceleration of the Options under this section, except that not less than 5 business days’ and not more than 35 days’ notice is required.

4.8	Compulsory Acquisition or Going Private Transaction

If and whenever, following a take-over bid or issuer bid, there shall be a compulsory acquisition of the Shares of the Company pursuant to Division 6 of the Business Corporations Act (British Columbia) or any successor or similar legislation, or any amalgamation, merger or arrangement in which securities acquired in a formal take-over bid may be voted under the conditions described in Section 8.2 of Multilateral Instrument 61-101 Protection of Minority Security Holders in Special Transactions, then following the date upon which such compulsory acquisition, amalgamation, merger or arrangement is effective, an Optionee shall be entitled to receive, and shall accept, for the same exercise price, in lieu of the number of Shares to which such Optionee was theretofore entitled to purchase upon the exercise of his or her Options, the aggregate amount of cash, shares, other securities or other property which such Optionee would have been entitled to receive as a result of such bid if he or she had tendered such number of Shares to the take-over bid.

4.9	Effect of a Change of Control

If a Change of Control occurs, all Option Shares subject to each outstanding Option will become Vested, whereupon such Option may be exercised in whole or in part by the Optionee, subject to the approval of the Exchanges, if necessary.

4.10	Exclusion From Severance Allowance, Retirement Allowance or Termination Settlement

If the Optionee retires, resigns or is terminated from employment or engagement with the Company or any subsidiary of the Company (including, in the case of a Management Company Employee or Consultant, termination of the company providing such management or consulting services to the Company or its subsidiary), the loss or limitation, if any, pursuant to the Option Agreement with respect to the right to purchase Option Shares which were not Vested at that time or which, if Vested, were cancelled, shall not give rise to any right to damages and shall not be included in the calculation of nor form any part of any severance allowance, retiring allowance or termination settlement of any kind whatsoever in respect of such Optionee.

4.11	Shares Not Acquired

Any Unissued Option Shares not acquired by an Optionee under an Option which has expired may be made the subject of a further Option pursuant to the provisions of the Plan.

5.	ADJUSTMENT OF OPTION PRICE AND NUMBER OF OPTION SHARES

5.1	Share Reorganization

Whenever the Company issues Shares to all or substantially all holders of Shares by way of a stock dividend or other distribution, or subdivides all outstanding Shares into a greater number of Shares, or combines or consolidates all outstanding Shares into a lesser number of Shares (each of such events being herein called a “Share Reorganization”) then effective immediately after the record date for such dividend or other distribution or the effective date of such subdivision, combination or consolidation, for each Option:

(a)	the Option Price will be adjusted to a price per Share which is the product of:

(i)	the Option Price in effect immediately before that effective date or record date; and

(ii)	a fraction, the numerator of which is the total number of Shares outstanding on that effective date or record date before giving effect to the Share Reorganization, and the denominator of which is the total number of Shares that are or would be outstanding immediately after such effective date or record date after giving effect to the Share Reorganization; and

(b)	the number of Unissued Option Shares will be adjusted by multiplying (i) the number of Unissued Option Shares immediately before such effective date or record date by (ii) a fraction which is the reciprocal of the fraction described in clause (a)(ii).

For greater certainty, any adjustment, including any Share Reorganization, other than in connection with a consolidation or stock split, to an Option granted or issued under this Plan is subject to the prior acceptance of the Exchange if required by such Exchange, including adjustments related to an amalgamation, merger, arrangement, reorganization, spin-off, dividend or recapitalization.

5.2	Special Distribution

Subject to the prior approval of the Exchanges, whenever the Company issues by way of a dividend or otherwise distributes to all or substantially all holders of Shares;

(a)	shares of the Company, other than the Shares;

(b)	evidences of indebtedness;

(c)	any cash or other assets, excluding cash dividends (other than cash dividends which the Board has determined to be outside the normal course); or

(d)	rights, options or warrants;

then to the extent that such dividend or distribution does not constitute a Share Reorganization (any of such non-excluded events being herein called a “Special Distribution”), and effective immediately after the record date at which holders of Shares are determined for purposes of the Special Distribution, for each Option the Option Price will be reduced, and the number of Unissued Option Shares will be correspondingly increased, by such amount, if any, as is determined by the Board in its sole and unfettered discretion to be appropriate in order to properly reflect any diminution in value of the Option Shares as a result of such Special Distribution.

5.3	Corporate Organization

Whenever there is:

(a)	a reclassification of outstanding Shares, a change of Shares into other shares or securities, or any other capital reorganization of the Company, other than as described in sections 5.1 or 5.2;

(b)	a consolidation, merger or amalgamation of the Company with or into another corporation resulting in a reclassification of outstanding Shares into other shares or securities or a change of Shares into other shares or securities;

(c)	an arrangement or other transaction under which, among other things, the business or assets of the Company become, collectively, the business and assets of two or more companies with the same shareholder group upon the distribution to the Company’s shareholders, or the exchange with the Company’s shareholders, of securities of the Company, or securities of another company, or both; or

(d)	a transaction whereby all or substantially all of the Company’s undertaking and assets become the property of another corporation;

(any such event being herein called a “Corporate Reorganization”) subject to the prior acceptance of the Exchange if required by such Exchange, the Optionee will have an option to purchase (at the times, for the consideration, and subject to the terms and conditions set out in the Plan) and will accept on the exercise of such option, in lieu of the Unissued Option Shares which he or she would otherwise have been entitled to purchase, the kind and amount of shares or other securities or property that he or she would have been entitled to receive as a result of the Corporate Reorganization if, on the effective date thereof, he or she had been the holder of all Unissued Option Shares or if appropriate, as otherwise determined by the Board. Special provisions applicable to U.S. Taxpayers may be found in Schedule “B” attached hereto.

5.4	Determination of Option Price and Number of Unissued Option Shares

If any questions arise at any time with respect to the Option Price or number of Unissued Option Shares deliverable upon exercise of an Option following a Share Reorganization, Special Distribution or Corporate Reorganization, such questions shall be conclusively determined by the Company’s auditor, or, if they decline to so act, any other firm of Chartered Accountants in Vancouver, British Columbia, that the Board may designate and who will have access to all appropriate records and such determination will be binding upon the Company and all Optionees.

5.5	Regulatory Approval

Any adjustment to the Option Price or the number of Unissued Option Shares purchasable under the Plan pursuant to the operation of any one of sections 5.1, 5.2 or 5.3 is subject to the approval of the Exchanges and any other governmental authority having jurisdiction.

6.	MISCELLANEOUS

6.1	Right to Employment

Neither this Plan nor any of the provisions hereof shall confer upon any Optionee any right with respect to employment or continued employment with the Company or any subsidiary of the Company or interfere in any way with the right of the Company or any subsidiary of the Company to terminate such employment.

6.2	Necessary Approvals

The Plan shall be effective only upon the approval of the shareholders of the Company given by way of an ordinary resolution. Any Options granted under this Plan prior to such approval shall only be exercisable, to the extent to which such options are then Vested, upon the receipt of such approval and after receiving Disinterested Shareholder Approval (as required by the Exchanges) of each such Option granted prior to approval of the Plan. Disinterested Shareholder Approval and Exchange Approval, if required by Exchange Policies, must be obtained for any reduction in the exercise price of any Option or extension of the term of an Option granted under this Plan if the Optionee is an Insider of the Company at the time of the proposed amendment. The obligation of the Company to sell and deliver Shares in accordance with the Plan is subject to the approval of the Exchanges and any governmental authority having jurisdiction. If any Shares cannot be issued to any Optionee for any reason, including, without limitation, the failure to obtain such approval, then the obligation of the Company to issue such Shares shall terminate and any Option Price paid by an Optionee to the Company shall be immediately refunded to the Optionee by the Company. Special provisions applicable to U.S. Taxpayers may be found in Schedule “B” attached hereto.

6.3	Administration of the Plan

The Board shall, without limitation, have full and final authority in their discretion, but subject to the express provisions of the Plan, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan and to make all other determinations deemed necessary or advisable in respect of the Plan. Except as set forth in section 5.4, the interpretation and construction of any provision of the Plan by the Board shall be final and conclusive. Administration of the Plan shall be the responsibility of the appropriate officers of the Company and all costs in respect thereof shall be paid by the Company.

6.4	Withholding Taxes

The Company or any subsidiary of the Company may take such steps as are considered necessary or appropriate for the withholding and/or remittance of any taxes which the Company or any subsidiary of the Company is required by any law or regulation of any governmental authority whatsoever to withhold and/or remit in connection with any Option or Option exercise including, without limiting the generality of the foregoing, the withholding and/or remitting of all or any portion of any payment or the withholding of the issue of Shares to be issued upon the exercise of any Option until such time as the Optionee has paid to the Company or any subsidiary of the Company (in addition to the exercise price payable for the exercise of Options) the amount which the Company or subsidiary of the Company reasonably determines is required to be withheld and/or remitted with respect to such taxes. Special provisions applicable to U.S. Taxpayers may be found in Schedule “B” attached hereto.

6.5	Amendments to the Plan

The Board may from time to time, subject to applicable law and to the prior approval, if required, of the shareholders, the Exchanges or any other regulatory body having authority over the Company or the Plan, suspend, terminate or discontinue the Plan at any time, or amend or revise the terms of the Plan or of any Option granted under the Plan and the Option Agreement relating thereto, provided that no such amendment, revision, suspension, termination or discontinuance shall materially and adversely affect any Option previously granted to an Optionee under the Plan without the consent of that Optionee. Special provisions applicable to U.S. Taxpayers may be found in Schedule “B” attached hereto.

6.6	Form of Notice

A notice given to the Company shall be in writing, signed by the Optionee and delivered to the head business office of the Company.

6.7	No Representation or Warranty

The Company makes no representation or warranty as to the future market value of any Shares issued in accordance with the provisions of the Plan.

6.8	Compliance with Applicable Law

If any provision of the Plan or any Option Agreement contravenes any law or any order, policy, by-law or regulation of any regulatory body or Exchange having authority over the Company or the Plan, then such provision shall be deemed to be amended to the extent required to bring such provision into compliance therewith. All Options are subject to the rules and regulations of the applicable regulatory authorities and securities laws.

6.9	No Assignment

No Optionee may assign any of his or her rights under the Plan or any option granted thereunder. Special provisions applicable to U.S. Taxpayers may be found in Schedule “B” attached hereto.

6.10	Rights of Optionees

An Optionee shall have no rights whatsoever as a shareholder of the Company in respect of any of the Unissued Option Shares (including, without limitation, voting rights or any right to receive dividends, warrants or rights under any rights offering).

6.11	Conflict

Except as provided in Schedule “B” attached hereto in respect of U.S. Taxpayers, in the event of any conflict between the provisions of this Plan and an Option Agreement, the provisions of this Plan shall govern.

6.12	Governing Law

The Plan and each Option Agreement issued pursuant to the Plan shall be governed by the laws of the Province of British Columbia.

6.13	Time of Essence

Time is of the essence of this Plan and of each Option Agreement. No extension of time will be deemed to be or to operate as a waiver of the essentiality of time.

6.14	Entire Agreement

This Plan and the Option Agreement sets out the entire agreement between the Company and the Optionees relative to the subject matter hereof and supersedes all prior agreements, undertakings and understandings, whether oral or written.

Approved by the Board of Directors on June 19, 2023 and amendment approved by the Board of Directors on January 18, 2024

SCHEDULE “A”

DIGIHOST TECHNOLOGY INC.

STOCK OPTION PLAN - OPTION AGREEMENT

[If the Shares are listed on the TSXV, the following legend is required in respect of: (i) Options with an Option Price at a discount to the Market Value; or (ii) Options granted to directors, officers, promoters of the Company or persons holding securities carrying more than 10% of the voting rights and who have elected or appointed or have the right to elect or appoint one or more directors or senior officers of the Company: Without prior written approval of the TSX Venture Exchange and compliance with all applicable securities legislation, the securities represented by this agreement and any securities issued upon exercise thereof may not be sold, transferred, hypothecated or otherwise traded on or through the facilities of the TSX Venture Exchange or otherwise in Canada or to or for the benefit of a Canadian resident until ●, 20● [four months and one day after the date of grant].]

This Option Agreement is entered into between Digihost Technology Inc. (the “Company”) and the Optionee named below pursuant to the Company’s Stock Option Plan (the “Plan”), a copy of which is attached hereto, and confirms that:

1.	on ●, 20● (the “Grant Date”);

2.	● (the “Optionee”);

3.	was granted the option (the “Option”) to purchase ● subordinate voting shares (the “Option Shares”) in the capital of the Company;

4.	for the price (the “Option Price”) of $● per Option Share;

5.	which shall be exercisable immediately commencing on the Grant Date [OR set forth applicable vesting schedule];

6.	terminating on the ●, 20● (the “Expiry Date”);

all on the terms and subject to the conditions set out in the Plan. For greater certainty, Option Shares continue to be exercisable until the termination or cancellation thereof as provided in this Option Agreement and the Plan.

[For U.S. Taxpayers:

[If the Option will be designated as an Incentive Stock Option, include the following language:] The Option is intended to be an Incentive Stock Option within the meaning of Section 422 of the United States Internal Revenue Code of 1986, as amended, although the Company makes no representation or guarantee that the Option will qualify as an Incentive Stock Option. To the extent that the aggregate Market Value (as defined in the Plan and as determined on the Grant Date) of the subordinate voting shares in the capital of the Company with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year (under all plans of the Company and its parent and subsidiary corporations, as defined in the Plan) exceeds US$100,000, the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Non-Qualified Stock Options.

[If the Option will be designated as a Non-Qualified Stock Option, include the following language:] The Option is intended to be a Non-Qualified Stock Option and not an Incentive Stock Option” within the meaning of Section 422 of the United States Internal Revenue Code of 1986, as amended.]

By signing this Option Agreement, the Optionee acknowledges that the Optionee has read and understands the Plan and agrees to the terms and conditions of the Plan and this Option Agreement.

Acknowledgement – Personal Information

The Optionee hereby acknowledges and consents to:

(a)	the disclosure to the TSX Venture Exchange and all other regulatory authorities of all personal information of the undersigned obtained by the Company; and

(b)	the collection, use and disclosure of such personal information by the TSX Venture Exchange and all other regulatory authorities in accordance with their requirements, including the provision to third party service providers, from time to time.

IN WITNESS WHEREOF the parties hereto have executed this Option Agreement as of the ● day of ●, 20●.

DIGIHOST TECHNOLOGY INC.

Per:
Signature		Authorized Signatory

Print Name

Address

SCHEDULE “B”

SPECIAL PROVISIONS APPLICABLE TO U.S. TAXPAYERS

This Schedule “B” sets forth special provisions of the Plan that apply to U.S. Taxpayers (as defined below) and forms part of the Plan. This Schedule “B” is effective as of January 18, 2024 the date it was adopted by the Board (the “Schedule ‘B’ Effective Date”). All capitalized terms, to the extent not otherwise defined herein, shall have the meanings set forth in the Plan.

1.	DEFINITIONS

For purposes of this Schedule “B” and the Plan, with respect to U.S. Taxpayers, the following terms shall have the following meanings:

1.1	“Actively Employed” means when an Optionee is employed and providing services to the Company or any subsidiary of the Company. For purposes of this Schedule “B”, an Optionee is not Actively Employed if his or her employment has been terminated by the Optionee’s resignation or retirement or by the Company or any subsidiary of the Company, regardless of whether the Optionee’s employment has been terminated with or without cause, lawfully or unlawfully, and, except as required by applicable employment standards legislation, being Actively Employed does not include any period of statutory, contractual, common law, civil law or other notice of termination of employment or any period of salary continuance, severance or deemed employment, whether pursuant to an employment agreement or at law.

1.2	“Disability” means “disability” as defined in Section 422(c) of the U.S. Code.

1.3	“Incentive Stock Option” means any Option designated and qualified as an “incentive stock option” as defined in Section 422 of the U.S. Code.

1.4	“Market Value” means the value of a Share, determined as follows: if on the Grant Date or other determination date the Shares are listed on the Exchange or another established national or regional stock exchange or is publicly traded on an established securities market, the Market Value of the Shares shall be the closing price of the Shares on such exchange or in such market (if there is more than one such exchange or market the Board shall determine the appropriate exchange or market) on the Grant Date or such other determination date (or if there is no such reported closing price, the Market Value shall be the mean between the highest bid and lowest asked prices or between the high and low sale prices on such trading day) or, if no sale of Shares is reported for such trading day, on the next preceding day on which any sale shall have been reported. If the Shares are not listed on such an exchange, quoted on such system or traded on such a market, Market Value shall be the value of a Share as determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the U.S. Code.

1.5	“Non-Qualified Stock Option” means any Option that is not an Incentive Stock Option.

1.6	“Separation From Service” shall mean that employment with the Company and any entity that is to be treated as a single employer with the Company for purposes of United States Treasury Regulation Section 1.409A-1(h) terminates such that it is a separation from service within the meaning of United States Treasury Regulation Section 1.409A-1(h).

1.7	“Specified Employee” means a U.S. Taxpayer who meets the definition of “specified employee”, as defined in Section 409A(a)(2)(B)(i) of the U.S. Code.

1.8	“subsidiary corporation” means “subsidiary corporation” as defined in Section 424(f) of the U.S. Code.

1.9	“Ten Percent Owner” means a U.S. Taxpayer who, at the time an Option is granted, owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the U.S. Code) more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation, within the meaning of Section 422(b)(6) of the U.S. Code.

1.10	“Termination Date” means, (i) in respect of any employee or officer, the date on which the Optionee ceases to be Actively Employed, or (ii) in respect of any director, the date on which the Optionee ceases to be actively engaged by the Company and/or any subsidiary of the Company, and not, for greater certainty, the date that is the end of any agreed or otherwise binding severance or notice period (whether express, implied, contractual, statutory or at common law), without regard to whether the Optionee continues thereafter to receive any compensatory payments or other amounts from the Company or any subsidiary of the Company.

1.11	“U.S. Code” means the United States Internal Revenue Code of 1986, as amended and any applicable United States Treasury Regulations and other binding regulatory guidance thereunder.

1.12	“U.S. Code Section 409A” means Section 409A of the U.S. Code and the regulations and other guidance promulgated thereunder.

1.13	“U.S. Taxpayer” means an Optionee who is a citizen or resident of the United States for purposes of the U.S. Code, or whose Options under the Plan are subject, or would be subject, absent an exemption, to U.S. Code Section 409A.

2.	INCENTIVE STOCK OPTIONS

2.1	Incentive Stock Options and Non-Qualified Stock Options

Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Notwithstanding section 1 of the Plan, Incentive Stock Options may only be granted to an Eligible Person who is an employee of the Company or a subsidiary corporation. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.

2.2	Term of Option

Notwithstanding any provision of the Plan to the contrary:

(a)	in no circumstances shall the term of an Option exceed ten (10) years from the Grant Date or be exercisable after the expiration of ten (10) years from the Grant Date; and

(b)	in no circumstances shall the term of an Incentive Stock Option granted to a Ten Percent Owner exceed five (5) years from the Grant Date or be exercisable after the expiration of five (5) years from the Grant Date.

Pursuant to the foregoing, section 4.5 of the Plan (“Extension of Expiry Date During Black-Out Period”) shall not apply in respect of any Option granted to a U.S. Taxpayer.

2.3	Termination of Option Due to Termination of Employment

To obtain the U.S. federal income tax advantages associated with an Incentive Stock Option, the U.S. Code requires that at all times beginning on the Grant Date and ending on the day three (3) months before the date of exercise of the Option, the Optionee must be an employee of the Company or a subsidiary of the Company (except in the event of the Optionee’s death or Disability, in which case longer periods apply). In the case of an Incentive Stock Option, notwithstanding any provision of the Plan to the contrary:

(a)	in the event of the Optionee’s termination of employment due to death or Disability, the Incentive Stock Option shall expire on the earlier of the scheduled expiry date and one (1) year following the Termination Date; and

(b)	in the event of the Optionee’s termination of employment for any reason other than death, Disability, or for cause, the Incentive Stock Option shall expire on the earlier of the scheduled expiry date and three (3) months following the Termination Date.

The Company cannot guarantee that the Option will be treated as an Incentive Stock Option if the Optionee continues to provide services to the Company or a subsidiary of the Company after such Optionee’s employment terminates, if the Optionee otherwise exercises the Option more than three (3) months after the date his or her employment terminates, or the Option otherwise fails to qualify as an Incentive Stock Option.

2.4	Plan Limit on Incentive Stock Options

Subject to adjustment pursuant to section 5 of the Plan and Sections 422 and 424 of the U.S. Code, the aggregate number of Shares which may be issued under the Plan and which may be made subject to Incentive Stock Options shall not exceed 3,257,712.

2.5	Annual Limit on Incentive Stock Options

To the extent required for “incentive stock option” treatment under Section 422(d) of the U.S. Code, the aggregate Market Value (determined as of the Grant Date) of the Option Shares with respect to which Incentive Stock Options granted under the Plan and any other plan of the Company and its parent and subsidiary corporations that become exercisable or vest for the first time by a U.S. Taxpayer during any calendar year shall not exceed US$100,000 or such other limit as may be in effect from time to time under Section 422 of the U.S. Code. The Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Non-Qualified Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

2.6	Option Price

In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the Option Price of such Incentive Stock Option shall not be less than 110% of the Market Value of the Option Shares determined as of the Grant Date. For all other U.S. Taxpayers, the Option Price of an Incentive Stock Option shall not be less than 100% of the Market Value of the Option Shares determined as of the Grant Date. The Option Price of a Non-Qualified Stock Option shall not be less than 100% of the Market Value of the Option Shares as determined as of the Grant Date.

2.7	Method of Exercise of Options

A Net Exercise (described in section 4.2 of the Plan) shall not be available if the Option being exercised is an Incentive Stock Option.

2.8	Option Agreement

The Option Agreement for U.S. Taxpayers shall specify whether such Option is an Incentive Stock Option or a Non-Qualified Stock Option. If no such specification is made, the Option will be (a) an Incentive Stock Option if all of the requirements under the U.S. Code are satisfied, and (b) in all other cases, a Non-Qualified Stock Option.

2.9	Disqualifying Disposition

If a U.S. Taxpayer disposes of Option Shares acquired upon exercise of an Incentive Stock Option within two (2) years from the Grant Date or one (1) year after such Option Shares were acquired pursuant to exercise of such Option, the U.S. Taxpayer shall notify the Company in writing of such disposition and the price realized upon the sale of such Option Shares.

3.	TAXES

3.1	Payment of Taxes

Each U.S. Taxpayer is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of such U.S. Taxpayer in connection with the Plan or any other plan maintained by the Company (including any taxes and penalties under U.S. Code Section 409A), and neither the Company nor any subsidiary of the Company shall have any duty or obligation to minimize the tax consequences of an Option to such U.S. Taxpayer or to indemnify or otherwise hold such U.S. Taxpayer or any other party harmless from any or all of such taxes or penalties.

3.2	Tax Withholding

A U.S. Taxpayer shall be required to pay to the Company, and the Company shall have the right and is hereby authorized to withhold, from any cash or other compensation payable under the Plan, or from any other compensation or amounts owing to the U.S. Taxpayer, the amount of any required withholding taxes in respect of amounts paid under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such withholding and taxes.

3.3	US Code Section 409A

Unless otherwise expressly provided for in an Option Agreement, the terms applicable to an Option granted under the Plan will be interpreted to the greatest extent possible in a manner that makes the Option exempt from U.S. Code Section 409A, and, to the extent not so exempt, that brings the Option into compliance with U.S. Code Section 409A. Notwithstanding anything to the contrary in the Plan (and unless the Option Agreement or other written contract with the U.S. Taxpayer specifically provides otherwise), if a U.S. Taxpayer holding an Option that constitutes “non-qualified deferred compensation” under U.S. Code Section 409A is a Specified Employee, no distribution or payment of any amount that is due because of a Separation From Service will be issued or paid before the date that is six (6) months following the date of such U.S. Taxpayer’s Separation From Service or, if earlier, the date of the U.S. Taxpayer’s death, but only to the extent such delay is necessary to prevent such distribution or payment from being subject to interest, penalties and/or additional tax imposed pursuant to U.S. Code Section 409A, and any amounts so deferred will be paid in a lump sum (less any applicable statutory withholdings or deductions) on the day after such six (6) month period elapses or, if earlier, the date of the U.S. Taxpayer’s death, or as soon as administratively practicable within thirty (30) days thereafter. For purposes of U.S. Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment a U.S. Taxpayer may be eligible to receive under the Plan or an Award Agreement shall be treated as a separate and distinct payment and shall not collectively be treated as a single payment. The Company shall have no liability to a U.S. Taxpayer or any other party if an Option that is intended to be exempt from, or compliant with, U.S. Code Section 409A is not so exempt or compliant or for any action taken by the Board.

4.	MISCELLANEOUS

4.1	Non-Transferability

As provided by Section 422(b)(5) of the U.S. Code, and if permitted by the Plan, an Incentive Stock Option will only be transferable by will or by the laws of descent and distribution, and will only be exercisable during the lifetime of the Optionee by the Optionee, or by the Optionee’s legal representative or guardian in the event of the Optionee’s Disability. If the Board elects to allow the transfer of an Option by an Optionee that is designated as an Incentive Stock Option, such transferred Option will automatically become a Non-Qualified Stock Option.

4.2	Amendments

In addition to the provisions of section 6.5 of the Plan, to the extent determined by the Board to be required either by the U.S. Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the U.S. Code or otherwise, Plan amendments as they relate to or affect U.S. Taxpayers shall be subject to approval by the Company shareholders entitled to vote at a meeting of shareholders. An amendment to increase the aggregate number of Shares which may be issued under the Plan and which may be made subject to Incentive Stock Options as set forth in section 2.4 of this Schedule “B” must be approved by shareholders within twelve (12) months of adoption of such amendment. Notwithstanding the provisions of section 6.5 of the Plan, no amendment in respect of an Option granted to a U.S. Taxpayer shall be made without the consent of such U.S. Taxpayer if the result of such amendment would be to cause the Option to violate the requirements of U.S. Code Section 409A.

4.3	Adjustments in Connection with a Share Reorganization, Special Distribution or Corporate Reorganization

Notwithstanding section 5 of the Plan, in the event of a Share Reorganization, Special Distribution or Corporate Reorganization, the Board shall appropriately and proportionately adjust the number and class of securities subject to, and the Option Price of, outstanding Options, and the number and class of securities subject to the limit on Options set forth in section 2.4 hereof in a manner that complies with Sections 422 and 409A of the U.S. Code, as applicable. Unless the Board specifically determines that such adjustments are in the best interests of the Company, the Board shall, in the case of Incentive Stock Options, ensure that any adjustments will not constitute a modification, extension or renewal of the Incentive Stock Options within the meaning of Section 424(h)(3) of the U.S. Code and, in the case of Non-qualified Stock Options, ensure that any adjustments will not constitute a modification of such Non-qualified Stock Options within the meaning of Section 409A of the U.S. Code. The Board will make such adjustments, and its determination will be final, binding and conclusive.

4.4	Effective Date; Shareholder Approval

This Schedule “B” shall become effective upon the Schedule “B” Effective Date. Options may be granted under this Schedule “B” from and after the Schedule “B” Effective Date; provided however that if the Company’s shareholders fail to approve this Schedule “B” within twelve (12) months of the Schedule “B” Effective Date, any Incentive Stock Options granted under the Plan to a U.S. Taxpayer from and after the Schedule “B” Effective Date to the date that is twelve (12) months of the Effective Date shall be deemed to be Non-Qualified Stock Options. No Incentive Stock Options may be granted after the tenth (10th) anniversary of the earlier of the Schedule “B” Effective Date or the date this Schedule “B” is approved by the Company’s shareholders.

4.5	Priority

Except as specifically provided in this Schedule “B”, the provisions of the Plan and the Optionee’s Option Agreement shall govern. For an Optionee who is a U.S. Taxpayer, in the event of any inconsistency or conflict between the provisions of (i) the Plan and/or the Optionee’s Option Agreement, and (ii) this Schedule “B”, the terms of this Schedule “B” shall prevail.

4.6	No Obligation to Notify

Neither the Company nor any subsidiary of the Company shall have any duty or obligation to the U.S. Taxpayer to advise such Optionee as to the time or manner of exercising the Option or to warn or otherwise advise such Optionee of a pending termination or expiration of an Option or a possible period in which the Option may not be exercised.